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                                                              Exhibit 99(h)(xvi)

May 5, 2006


Undiscovered Managers Funds
522 Fifth Avenue
New York, NY 10036


Dear Sirs:


     J.P. Morgan Investment Management Inc, JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, "JPMorgan Service Providers") hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse the Fund listed on Schedule A for the time period so indicated.
The JPMorgan Service Providers will waive fees or reimburse to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include dividend expenses on securities sold short, interest, taxes, extraordinary expenses and expenses related to the JPMorgan Funds' deferred compensation plan.

     The JPMorgan Service Providers understand and intend that the Fund will rely on this agreement in preparing and filing its registration statement on Form N-1A and in accruing the Fund's expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Fund to do so.


Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc.
JPMorgan Funds Management, Inc.
JPMorgan Distribution Services, Inc.


--------------------
By:


Accepted by:
Undiscovered Managers Funds


--------------------
By:

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                                   SCHEDULE A

                                           FISCAL YEAR               EXPENSE CAP
FUND NAME                          CLASS   END          EXPENSE CAP  PERIOD END
----------------------------------------------------------------------------------------
JPMorgan Realty Income Fund       R Class   August 31   0.95%        December __, 2007